UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Apple Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 4, 2008

To Holders of Common Stock of Apple Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Apple Inc., a California corporation (the “Company”), will be held on Tuesday, March 4, 2008 at 10:00 a.m. local time, at the Company’s principal executive offices located at 1 Infinite Loop, Building 4, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect the Company’s Board of Directors.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

3.	To consider two shareholder proposals, if properly presented at the meeting.

4.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder’s vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided or to submit the proxy via the Internet or by telephone. Shareholders attending the meeting may vote in person even if they have previously returned proxy cards.

Only shareholders of record as of the close of business on January 15, 2008 are entitled to receive notice of, to attend and to vote at the meeting.

Sincerely,

/S/ DANIEL COOPERMAN
DANIEL COOPERMAN
Senior Vice President,
General Counsel and Secretary

Cupertino, California

January 22, 2008

APPLE INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

Introduction

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Apple Inc., a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, March 4, 2008 at 10:00 a.m. local time, and at any postponement(s) or adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement (this “Proxy Statement”) and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices in Building 4 at the address shown above.

The Company’s complete mailing address is 1 Infinite Loop, Cupertino, California 95014, and its telephone number is (408) 996-1010. Georgeson Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at (800) 261-1052.

These proxy solicitation materials were first sent on or about January 22, 2008 to all shareholders entitled to vote at the Annual Meeting.

Procedural Matters

Only shareholders of record as of the close of business on January 15, 2008 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. There were 878,795,201 shares of the Company’s common stock issued and outstanding on the Record Date, held by 31,035 holders of record. Each share has one vote on each matter. The closing sale price of the Company’s common stock as reported on the NASDAQ Global Select Market on the Record Date was $169.04 per share.

A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

The Company will bear the cost of this solicitation. The Company has retained the services of Georgeson Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $14,000 plus out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email.

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time and each shareholder may be asked to present valid picture identification such as a driver’s license or passport. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Voting of Proxies

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR each of the nominees of the Board (Proposal No. 1), FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008 (Proposal No. 2), AGAINST each shareholder proposal, if properly presented at the Annual Meeting (Proposals No. 3 and No. 4) and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting. See “OTHER MATTERS.”

Quorum

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Votes Required; Abstentions; Broker Non-Votes

For Proposal No. 1, the eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Abstentions will have no effect on the outcome of the election of candidates for director. Additionally, the election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist in connection with Proposal No. 1.

Approval of Proposals No. 2, No. 3 and No. 4 require a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast for or against the proposal. However, abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

The ratification of the appointment of the independent registered public accounting firm for the 2008 fiscal year is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 2. In contrast, since shareholder proposals are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals No. 3 and No. 4.

Voting via the Internet and by Telephone

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. (“Broadridge”) online and telephone program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms participate in Broadridge’s online and telephone program.

Registered shareholders may vote electronically through the Internet or by telephone by following the instructions included with their proxy card. A shareholder not wishing to vote electronically through the Internet or by telephone or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

Internet and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who hold shares in “street name” through a bank, broker or other holder of record. All such shareholders will have the ability to access this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007 as filed with the SEC on November 15, 2007 (the “Annual Report”) on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.

Directors

Listed below are the Company’s eight directors. The Board appointed Ms. Andrea Jung to fill a vacancy on the Board on January 4, 2008 and has nominated her for election at the Annual Meeting. The remaining seven of the Company’s directors are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
William V. Campbell	Co-lead Director	67	1997
Millard S. Drexler	Director	63	1999
Albert A. Gore, Jr.	Director	59	2003
Steven P. Jobs	Director and Chief Executive Officer	53	1997
Andrea Jung	Director	49	2008
Arthur D. Levinson, Ph.D.	Co-lead Director	57	2000
Eric E. Schmidt, Ph.D.	Director	52	2006
Jerome B. York	Director	69	1997

William V. Campbell has been the Chairman of the Board of Directors of Intuit, Inc. (“Intuit”) since August 1998. From September 1999 to January 2000, Mr. Campbell acted as the Chief Executive Officer of Intuit. From January 1994 to August 1998, Mr. Campbell was the President and Chief Executive Officer and a director of Intuit. From January 1991 to December 1993, Mr. Campbell was the President and Chief Executive Officer of GO Corporation. Mr. Campbell is also a member of the Board of Directors of Highlands Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses.

Millard S. Drexler has been the Chairman and Chief Executive Officer of J. Crew Group, Inc. since January 2003. Previously, Mr. Drexler was the Chief Executive Officer of Gap Inc. (“Gap”) from 1995 and President from 1987 until September 2002. Mr. Drexler was also a member of the Board of Directors of Gap from November 1983 until October 2002.

Albert A. Gore, Jr. has served as a Senior Advisor to Google, Inc. (“Google”) since 2001. He has also served as the Executive Chairman of Current TV since 2002, the Chairman of Generation Investment Management since 2004 and a partner of Kleiner Perkins Caufield & Byers since 2007. He is a visiting professor at Middle Tennessee State University. Mr. Gore was inaugurated as the 45th Vice President of the United States in 1993. He was re-elected in 1996 and served for a total of eight years as President of the Senate, a member of the Cabinet and the National Security Council. Prior to 1993, he served eight years in the U.S. Senate and eight years in the U.S. House of Representatives.

Steven P. Jobs is one of the Company’s co-founders and currently serves as its Chief Executive Officer (the “CEO”). Mr. Jobs is also a director of The Walt Disney Company.

Andrea Jung has been Chairman and Chief Executive Officer of Avon Products, Inc. (“Avon”) since September 2001, having previously served as Chief Executive Officer of Avon since November 1999. Ms. Jung has been a member of the Board of Directors of Avon since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is also a member of the N.Y. Presbyterian Hospital Board of Trustees and a director of Catalyst, a nonprofit corporate membership research and advisory organization.

Arthur D. Levinson, Ph.D. has been the Chief Executive Officer and a Director of Genentech Inc. (“Genentech”) since July 1995. Dr. Levinson has been the Chairman of the Board of Directors of Genentech since September 1999. He joined Genentech in 1980 and served in a number of executive positions, including the Senior Vice President of Research and Development from 1993 to 1995. Dr. Levinson is also a member of the Board of Directors of Google.

Eric E. Schmidt, Ph.D. has served as the Chief Executive Officer of Google since July 2001 and as a member of Google’s Board of Directors since March 2001, where he served as the Chairman of the Board from March 2001 to April 2004. In April 2004, Dr. Schmidt was named the Chairman of the Executive Committee of Google’s Board of Directors. From April 1997 to November 2001, Dr. Schmidt served as Chairman of the Board of Directors of Novell, Inc. (“Novell”), a computer networking company, and, from April 1997 to July 2001, as the Chief Executive Officer of Novell.

Jerome B. York has been the Chief Executive Officer of Harwinton Capital LLC (formerly Harwinton Capital Corporation), a private investment company that he controls, since September 2003. From January 2000 until September 2003, Mr. York was the Chairman and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. From September 1995 to October 1999, he was the Vice Chairman of Tracinda Corporation. From May 1993 to September 1995 he was the Senior Vice President and Chief Financial Officer of IBM Corporation (“IBM”), and served as a member of IBM’s Board of Directors from January 1995 to August 1995. Mr. York is also a member of the Board of Directors of Tyco International Ltd.

Role of the Board; Corporate Governance Matters

It is the paramount duty of the Board to oversee the CEO and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.

Members of the Board bring a wide range of experience, knowledge and judgment to the Company. These varied skills mean that governance is far more than a “check the box” approach to standards or procedures. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of seven (7) times during fiscal year 2007. The Board has determined that all Board members, excluding Steve Jobs, are independent under the applicable NASDAQ rules.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”) and Nominating and Corporate Governance Committee (the “Nominating Committee”). All committee members are independent under the listing standards of the NASDAQ Global Select Market. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William V. Campbell	X	Chair	—
Millard S. Drexler	—	X	X
Albert A. Gore, Jr.	—	X	X
Steven P. Jobs	—	—	—
Andrea Jung	—	—	—
Arthur D. Levinson, Ph.D.	X	—	Chair
Eric E. Schmidt, Ph.D.	—	—	—
Jerome B. York	Chair	—	—

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. Members of the Audit Committee are Messrs. Campbell and York and Dr. Levinson. The Audit Committee met a total of fourteen (14) times during fiscal year 2007.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, and for administering the Company’s equity compensation plans. Members of the Compensation Committee are Messrs. Campbell, Drexler and Gore. The Compensation Committee met a total of five (5) times during fiscal year 2007.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and helps develop and implement the Company’s corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. The Nominating Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Members of the Nominating Committee are Messrs. Drexler and Gore and Dr. Levinson. The Nominating Committee met a total of three (3) times during fiscal year 2007 and met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board, as presented herein.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During fiscal year 2007, each member of the Board attended or participated in seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees on which such director served during the past fiscal year or the portion thereof following such person’s appointment to one or more of those committees. There are no family relationships among executive officers or directors of the Company.

Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee, Messrs. Campbell and York and Dr. Levinson, qualify as “audit committee financial experts” as defined by the SEC and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Code of Ethics

The Company has a code of ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of this code, “Ethics: The Way We Do Business Worldwide,” is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Compensation of Directors

The form and amount of director compensation are determined by the Board after a review of recommendations made by the Nominating Committee. The current practice of the Board is to base a substantial portion of a director’s annual retainer on equity. Under the Company’s 1997 Director Stock Option Plan (the “Director Plan”), members of the Board who are not also employees (“Non-Employee Directors”) are granted an option to acquire 30,000 shares of the Company’s common stock upon their initial election to the Board (an “Initial Option”). Initial Options vest and become exercisable in equal installments on each of the first three anniversaries of the grant date. On the fourth anniversary of a Non-Employee Director’s initial election to the Board and on each subsequent anniversary thereafter, the director is granted an option to acquire 10,000 shares of the Company’s common stock (an “Annual Option”). Annual Options are fully vested and immediately exercisable on the date of grant.

Upon his initial appointment to the Board on August 29, 2006, Dr. Schmidt declined the annual retainer fee and the automatic stock option grant to purchase 30,000 shares to which new directors are entitled under the Director Plan. Instead, Dr. Schmidt purchased 10,000 shares of the Company’s common stock on the open market.

Non-Employee Directors also receive a $50,000 annual retainer paid in quarterly installments. Beginning in the 2008 fiscal year, the chairperson of the Audit Committee is also entitled to an annual retainer of $25,000, in addition to the annual retainer paid to all Non-Employee Directors. In addition, each Non-Employee Director is eligible to receive free of charge one of each new product introduced by the Company and is eligible to purchase additional equipment at a discount. Directors do not receive any additional consideration for serving as a member or chairperson of any other committee.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

The Company encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Directors Steve Jobs, William Campbell, Arthur Levinson, Ph.D. and Eric Schmidt, Ph.D. attended the Annual Meeting in May 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear in the section entitled “Board Committees” were Compensation Committee members during all of fiscal year 2007. Mr. Campbell formerly served as an officer of the Company and of FileMaker, Inc., a subsidiary of the Company. No other member of the Compensation Committee is or has been a former or current executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during the 2007 fiscal year.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Name	Position With the Company	Age as of the Annual Meeting
Timothy D. Cook	Chief Operating Officer	47
Daniel Cooperman	Senior Vice President, General Counsel and Secretary	57
Tony Fadell	Senior Vice President, iPod Division	38
Ronald B. Johnson	Senior Vice President, Retail	49
Peter Oppenheimer	Senior Vice President and Chief Financial Officer	45
Philip W. Schiller	Senior Vice President, Worldwide Product Marketing	47
Bertrand Serlet, Ph.D.	Senior Vice President, Software Engineering	47
Sina Tamaddon	Senior Vice President, Applications	50

Timothy D. Cook, Chief Operating Officer, joined the Company in March 1998. Mr. Cook also served in the position of Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served in the role of Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served in the position of Senior Vice President, Worldwide Operations. Prior to joining the Company, Mr. Cook held the position of Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Prior to his work at Compaq, Mr. Cook was the Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with IBM, most recently as Director of North American Fulfillment. Mr. Cook is also a member of the Board of Directors of Nike, Inc.

Daniel Cooperman, Senior Vice President, General Counsel and Secretary, joined the Company in November 2007. Prior to joining the Company, he served as Senior Vice President, General Counsel and Secretary of Oracle Corporation since February 1997. Prior to that, he had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which is now Bingham McCutchen LLP) since October 1977, and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group and from April 1989 through September 1995, he served as the Managing Partner of the law firm’s San Jose office.

Tony Fadell, Senior Vice President, iPod Division, joined the Company in 2001. From 2004 to April 2006, Mr. Fadell was Vice President of iPod Engineering. From 2001 to 2004, Mr. Fadell was the Senior Director of the Company’s iPod Engineering Team. Prior to joining the Company, Mr. Fadell was a co-founder, Chief Technology Officer, and director of engineering of the Mobile Computing Group at Philips Electronics where he was responsible for all aspects of business and product development for a variety of products. Mr. Fadell later became Vice President of Business Development for Philips U.S. Strategy & Ventures, focusing on building the company’s digital media strategy and investment portfolio.

Ronald B. Johnson, Senior Vice President, Retail, joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

Peter Oppenheimer, Senior Vice President and Chief Financial Officer, joined the Company in July 1996. Mr. Oppenheimer also served the Company in the position of Vice President and Corporate Controller, and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was Chief Financial Officer of one of the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing, rejoined the Company in 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bertrand Serlet, Ph.D., Senior Vice President, Software Engineering, joined the Company in February 1997 upon the Company’s acquisition of NeXT and also served the Company in the position of Vice President of Platform Technology. At NeXT, Dr. Serlet held several engineering and managerial positions, including Director of Web Engineering. Prior to NeXT, from 1985 to 1989, Dr. Serlet worked as a research engineer at Xerox PARC.

Sina Tamaddon, Senior Vice President, Applications, joined the Company in September 1997. Mr. Tamaddon has also served with the Company in the position of Senior Vice President, Worldwide Service and Support, and Vice President and General Manager, Newton Group. Before joining the Company, Mr. Tamaddon held the position of Vice President, Europe with NeXT from September 1996 through March 1997. From August 1994 to August 1996, Mr. Tamaddon held the position of Vice President, Professional Services with NeXT.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of January 4, 2008 (the “Table Date”) with respect to the beneficial ownership of the Company’s common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock; (ii) each director; (iii) each named executive officer listed in the Summary Compensation Table under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. On the Table Date, 878,711,290 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Security Ownership of 5% Holders, Directors, Nominees and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Fidelity Investments	56,583,870	(2)	6.44%
Steven P. Jobs	5,546,451		*
William V. Campbell	112,900	(3)	*
Timothy D. Cook	13,327	(4)	*
Millard S. Drexler	210,000	(5)	*
Tony Fadell	379,586	(6)	*
Albert A. Gore, Jr.	70,000	(7)	*
Ronald B. Johnson	696,120	(8)	*
Andrea Jung	77		*
Arthur D. Levinson, Ph.D.	365,015	(9)	*
Peter Oppenheimer	14,873	(10)	*
Eric E. Schmidt, Ph.D.	12,284	(11)	*
Jerome B. York	90,000	(12)	*
All current executive officers and directors as a group (16 persons)	7,701,153	(13)	*

(1)	Represents shares of the Company’s common stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include options or restricted stock units that vest more than 60 days after the Table Date.

(2)	Based on a Form 13G/A filed February 14, 2007 by FMR Corp. FMR Corp. lists its address as 82 Devonshire Street, Boston, MA 02109, in such filing.

(3)	Includes 110,000 shares of the Company’s common stock that Mr. Campbell has the right to acquire by exercise of stock options.

(4)	Excludes 600,000 unvested restricted stock units.

(5)	Includes 20,000 shares of the Company’s common stock that Mr. Drexler holds indirectly and 190,000 shares of the Company’s common stock that Mr. Drexler has the right to acquire by exercise of stock options.

(6)	Includes 275 shares of the Company’s common stock that Mr. Fadell holds indirectly, 216,062 shares of the Company’s common stock that Mr. Fadell has the right to acquire by exercise of stock options within 60 days after the Table Date, 6,641 shares of the Company’s common stock held by Mr. Fadell’s spouse, and 149,875 shares of the Company’s common stock that Mr. Fadell’s spouse has the right to acquire by exercise of stock options within 60 days after the Table Date. Excludes 260,000 unvested restricted stock units held by Mr. Fadell and 55,000 unvested restricted stock units held by Mr. Fadell’s spouse.

(7)	Includes 70,000 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options.

(8)	Includes 600,000 shares of the Company’s common stock that Mr. Johnson has the right to acquire by exercise of stock options and excludes 450,000 unvested restricted stock units.

(9)	Includes 2,000 shares of the Company’s common stock held by Dr. Levinson’s spouse and 110,000 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options.

(10)	Excludes 450,000 unvested restricted stock units.

(11)	Consists of 12,284 shares of the Company’s common stock that Dr. Schmidt holds indirectly. Dr. Schmidt has declined to participate in the 1997 Director Stock Option Plan.

(12)	Includes 40,000 shares of the Company’s common stock that Mr. York holds jointly with his spouse and 50,000 shares of the Company’s common stock that Mr. York has the right to acquire by exercise of stock options.

(13)	Includes 1,529,233 shares of the Company’s common stock that executive officers or directors have the right to acquire by exercise of stock options and excludes 3,148,000 unvested restricted stock units.

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock on the Table Date.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2007, except that (i) one Form 4 was filed for William Campbell on October 26, 2007 with respect to the purchase by Mr. Campbell’s independent money manager of 3,600, 2,600 and 2,900 shares of the Company’s common stock, in February 2006, September 2006 and January 2007, respectively, and the sale by Mr. Campbell’s independent money manager of 2,200, 1,400 and 2,600 shares of the Company’s common stock in April 2006, June 2006 and July 2007, respectively, and (ii) one Form 4 was filed for Tony Fadell on November 15, 2007 with respect to the acquisition by Mr. Fadell’s spouse of 40,000 restricted stock units in December 2006 and 25,000 restricted stock units in October 2007.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. A copy of this policy is available on the Company’s website at www.apple.com/investor.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting. The related person transactions described below were approved by the Board before this policy was adopted.

Transactions with Related Persons

•

In 2001, the Company entered into a Reimbursement Agreement with the CEO, Mr. Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for the Company’s business. The Company recognized a total of $776,000, $202,000, and $1,100,000 in expenses pursuant to the Reimbursement Agreement during 2007, 2006 and 2005, respectively.

•

The Company enters into commercial dealings with The Walt Disney Company, Genentech and Google that it considers arms-length, including sales arrangements and, in the case of Google, licensing agreements and similar arrangements and, in the case of The Walt Disney Company, iTunes Store content licensing agreements and similar agreements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Jobs is a Director of The Walt Disney Company. Dr. Levinson is the Chief Executive Officer and a Director of Genentech. Dr. Schmidt is the Chief Executive Officer and a Director of Google, Dr. Levinson is a Director of Google and Mr. Gore is a Senior Advisor to Google. The Company does not believe that any of Messrs. Jobs or Gore or Drs. Levinson or Schmidt has a material direct or indirect interest in any of such commercial dealings.

•

Mr. Fadell’s spouse is the Vice President, Human Resources of the Company. She earned $318,467 in salary and $218,750 in bonus during fiscal year 2007 and participates in the Company’s equity award and benefit programs. Her compensation is commensurate with that of her peers.

The Board has determined all Board members, excluding Mr. Jobs, are independent under the applicable NASDAQ rules. The Board has also determined the members of each committee of the Board are independent under the listing standards of the NASDAQ Global Select Market. In making these determinations, the Board considered, among other things, the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

Report of the Compensation Committee

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Messrs. Campbell, Drexler and Gore, each of whom the Board has determined is independent as defined by the NASDAQ Global Select Market listing standards. The Compensation Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders.

Members of the Compensation Committee

William V. Campbell (Chair)	Millard S. Drexler	Albert A. Gore, Jr.

Executive Compensation

Compensation Discussion and Analysis

A. EXECUTIVE SUMMARY

This section explains the Company’s executive compensation program as it relates to the following “named executive officers:”

Steven P. Jobs	Chief Executive Officer
Timothy D. Cook	Chief Operating Officer
Peter Oppenheimer	Senior Vice President and Chief Financial Officer
Ronald B. Johnson	Senior Vice President, Retail
Tony Fadell	Senior Vice President, iPod Division

The Company’s executive compensation program for the named executive officers consists of long-term equity awards in the form of restricted stock units (“RSUs”) and cash compensation in the form of performance-based cash incentives and base salaries. Each year, the Compensation Committee, which is made up entirely of independent directors, determines the compensation for the named executive officers.

The Company relies heavily on long-term equity awards to attract and retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. An RSU award gives the named executive officer the right to receive, at no cost, a specified number of shares of the Company’s common stock when the award vests, typically at intervals of two to four years. Because the value of the RSUs depends on the Company’s future share price, the award links compensation to future financial performance. The officer is generally not eligible to receive the shares if employment is terminated before the RSUs vest. The Compensation Committee reviews annually the outstanding, unvested equity awards of each named executive officer to determine, in the Compensation Committee’s discretion, whether additional awards are warranted in light of the officer’s performance, the competitive environment and the other factors discussed in the section entitled “Executive Compensation Program Design and Implementation—3. The Crucial Role of Long-Term Equity Awards” below.

The performance-based cash incentives compensate the named executive officers for achieving specific financial goals established annually by the Compensation Committee, as described in the section entitled “Executive Compensation Program Design and Implementation—4. The Minor Role of Cash Compensation” below. The Compensation Committee sets aggressive performance goals each year based on the revenue and operating income objectives in the Company’s internal business plan. Payments are not automatic, however, because the Compensation Committee may exercise its discretion to reduce (but not increase) the amount of any incentive payment based on an officer’s overall performance.

Based on the factors discussed in the section entitled “Executive Compensation Program Design and Implementation—3. The Crucial Role of Long-Term Equity Awards” below and the Compensation Committee’s belief that the outstanding, unvested equity awards still had significant retention value, the Compensation Committee made no new equity awards to the named executive officers in fiscal year 2007. The officers earned cash incentives in fiscal year 2007 at the maximum amount allowed by the plan—100% of base salary—because the Company’s financial performance significantly exceeded the annual performance goals set by the Compensation Committee. The Compensation Committee assessed both the amount and allocation of the compensation components for each officer based on the Company’s overall annual financial performance and each officer’s individual performance. The Compensation Committee did not increase base salaries for the named executive officers because it concluded that the total compensation for each officer was appropriate.

The Company’s shareholders have been generously rewarded for the Company’s success, with a three-year annualized shareholder return of 101% through the end of fiscal year 2007. The Compensation Committee believes the compensation of the named executive officers has been appropriate and fair in light of the Company’s performance.

B. EXECUTIVE COMPENSATION OBJECTIVES

The Company’s goal for executive compensation is simple: attract and retain an exceptionally talented, entrepreneurial and creative team of executives who will provide the leadership for the Company’s success in dynamic, highly-competitive markets.

C. EXECUTIVE COMPENSATION OVERVIEW

1. Three Components

The compensation program for the named executive officers consists of the following three components, in order of their importance:

•	long-term equity awards in the form of RSUs under the shareholder-approved Employee Stock Plan;

•

annual performance-based cash incentives under the shareholder-approved Performance Bonus Plan (the CEO, however, does not participate in this plan and is not eligible for performance-based cash incentives); and

•	base salary.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, Employee Stock Purchase Plan, 401(k) Plan, patent bonus program and other minor employee recognition programs on the same basis as other employees.

2. Mix of Equity, Cash Incentives and Salary

The Company relies heavily on long-term equity awards because the Compensation Committee believes they are the most effective compensation element for attracting entrepreneurial, creative executives and promoting their long-term commitment to the Company. An RSU award generally vests only if the named executive officer continues employment until the specified vesting date, typically two to four years after the date of grant. Equity awards also help to ensure a strong connection between executive compensation and the Company’s financial performance because the value of RSUs depends on the Company’s future share price.

Although the Compensation Committee reviews the compensation practices of its peer companies as described in the section entitled “Executive Compensation Program Design and Implementation—6. The Role of Peer Groups, Surveys and Benchmarking” below, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described in the section entitled “Executive Compensation Program Design and Implementation” below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract new executives in highly-competitive, rapidly changing markets.

3. Elements of Compensation Not Included in the Compensation Program

The current compensation program for the named executive officers, including the CEO, does not include the following:

•	employment contracts;

•	cash bonuses other than the performance-based cash incentives under the Performance Bonus Plan and payments under the patent bonus program;

•

severance and change of control arrangements beyond what is available to all U.S. employees (with the exception of rights to accelerated vesting previously granted as part of equity awards that will fully vest in March 2008);

•	perquisites or personal benefits that are not available to employees generally; and

•	guarantees of the value of equity awards.

4. CEO Compensation

The CEO, Mr. Jobs, currently holds approximately 5.5 million shares of the Company’s common stock. Since rejoining the Company in 1997, Mr. Jobs has never sold a share of the Company’s stock. His last equity grant was awarded in 2003, and vested in full in 2006. Mr. Jobs currently holds no unvested equity awards. In fiscal year 2007, Mr. Jobs’s entire compensation consisted of his $1 annual salary. Because Mr. Jobs’s continued leadership is critical to the Company, the Compensation Committee is considering additional compensation arrangements for him.

Mr. Jobs has received a $1 annual salary since he rejoined the Company in 1997 and began serving as interim CEO. In 1999, the Company awarded Mr. Jobs an aircraft as an executive bonus in recognition of his outstanding performance during the previous two years. Mr. Jobs also received two stock option grants, one in 2000 and another in 2001. Mr. Jobs never exercised these grants, and they were both cancelled in March 2003, when the Company awarded Mr. Jobs a grant of 5 million shares of restricted stock.

The 2003 restricted stock grant required Mr. Jobs to remain employed by the Company for three more years before it vested. This grant, which increased to 10 million shares when the Company’s stock split in 2005, vested in full in March 2006. After a portion of these shares was withheld for the payment of taxes, Mr. Jobs received the remaining 5,426,447 shares. Due in large part to Mr. Jobs’s leadership, the Company’s stock price (after accounting for the stock split) increased from $7.47 on the March 2003 grant date to $64.66 on the March 2006 vesting date—more than an eight-fold increase in three years. Under Mr. Jobs’s continued leadership, the Company’s stock price increased from $64.66 per share in March 2006 to $189.95 per share as of October 31, 2007—a three-fold increase in approximately 18 months.

When he was elected to the Board in 1997, Mr. Jobs received the standard director’s stock option grant for 30,000 shares. Because Mr. Jobs became employed later that year as the Company’s interim CEO, he was no longer eligible for such director grants. When the 1997 director grant (which increased to 120,000 shares after two stock splits) was due to expire in August 2007, Mr. Jobs exercised the option and he currently holds these 120,000 shares.

D. EXECUTIVE COMPENSATION PROGRAM DESIGN AND IMPLEMENTATION

1. Team-Based Compensation

The compensation program for the named executive officers rests on two assumptions. First, each officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each officer must contribute as a member of the team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility.

2. Independent Compensation Committee Determines All Executive Compensation

The Compensation Committee determines all compensation for the named executive officers. All three Compensation Committee members are independent of the Company’s management. During the first quarter of each fiscal year, the Compensation Committee conducts an evaluation of each named executive officer to determine if any changes in the officer’s compensation are appropriate based on the considerations described below. The CEO does not participate in the Compensation Committee’s deliberations or decision with regard to his compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other four named executive officers, but no other named executive officer has any input into executive compensation decisions. The Compensation Committee gives considerable weight to the

CEO’s evaluation of the other named executive officers because of his direct knowledge of each officer’s performance and contributions. For each officer, the Compensation Committee members independently determine each component of compensation based on their collective assessment of the officer’s performance as well as the Company’s overall financial performance.

3. The Crucial Role of Long-Term Equity Awards

Overview. The Compensation Committee believes that long-term equity awards are the most effective way to attract and retain a superlative executive team. Accordingly, executive compensation is heavily weighted toward long-term equity awards rather than cash compensation, and the awards have long vesting intervals to maximize their retention value. This approach is reflected in the following:

•	the CEO’s compensation has been generally tied to long-term equity; for example, his last equity award did not vest for three years;

•

for the other four named executive officers, equity awards represented approximately 85% of their target total compensation in fiscal year 2007. This compares to approximately 70% at the Company’s peer companies;

•	fiscal year 2004 equity awards vested 50% on the second anniversary of the grant date; the remaining 50% will vest on the fourth anniversary of the grant date; and

•	fiscal year 2006 equity awards do not vest at all until 2010, when they vest in full.

In designing long-term equity awards, the Compensation Committee seeks to maximize their effectiveness in accomplishing the Company’s compensation objectives while recognizing the Board’s duty to the Company’s shareholders to limit equity dilution. The Compensation Committee believes this balance has been achieved as follows:

Restricted Stock Units Minimize Dilution and Support Long-Term Focus. Since fiscal year 2004, all equity awards to the named executive officers have been RSUs rather than stock options. A grant of RSUs gives an officer the right to receive a specified number of shares of the Company’s common stock, at no cost to the officer, if the officer remains employed at the Company until the RSUs vest. RSUs granted in 2004 also provide for accelerated vesting if the named executive officer is terminated without cause or on a change of control, RSUs granted before 2007 provide for accelerated vesting on a change of control, and all RSUs provide for accelerated vesting upon the death of the officer. The compensation value of an RSU does not depend solely on future stock price increases; at grant, its value is equal to the Company’s stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, encouraging retention. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options, and the Company can offer comparable grant date compensation value with fewer shares and less dilution for its shareholders.

Long Vesting Intervals to Maximize Retention. All vesting of RSUs is generally subject to continued employment. Except for occasional new hire grants, vesting occurs at intervals of no less than two years after the grant date. This ensures that a meaningful portion of a named executive officer’s awards will vest every two years—a strong incentive to continue employment with the Company. The following table shows the grant and vesting patterns for ongoing RSU grants for the named executive officers since fiscal year 2004 (excluding those who were not named executive officers at the time of grant).

Equity Awards	FY05 vesting	FY06 vesting	FY07 vesting	FY08 vesting	FY09 vesting	FY10 vesting
Fiscal Year 2004 RSU (excluding the CEO)	—	50%	—	50%	—	—
Fiscal Year 2006 RSU (excluding the CEO)	—	—	—	—	—	100%

Vesting Conditions. As noted above, the vesting of all RSUs is generally contingent on the named executive officer’s continued employment with the Company, rather than on performance with regard to specific business objectives. From time to time, the Compensation Committee has considered various forms of performance-based vesting. After careful evaluation, the Compensation Committee has concluded that performance-based vesting would not serve the Company’s current objectives as effectively as the program described above. The Compensation Committee generally grants RSUs with two to four year vesting periods to maximize the award’s retention value. This retention value would be undermined if a named executive officer’s equity awards (which represent approximately 85% of the officer’s compensation) were at risk based on performance measures that were determined two or even four years prior to the vesting date. Given the intensely dynamic business environment in which the Company operates, it would be extremely difficult to craft meaningful objectives with such a long horizon. The Company imposes no requirement that the named executive officers hold their common stock for any period after vesting.

Annual Burn Rate Averages Less Than 2.5%. In fiscal year 2005, the Company committed to an annual “burn rate” (the total number of all equity award shares granted during the fiscal year divided by the total shares outstanding at the end of the fiscal year) of 2.5% from fiscal year 2005 through fiscal year 2007. This commitment represented a significant reduction from an average burn rate of 4.8% from fiscal year 2002 through fiscal year 2004. In fact, the Company’s average annual burn rate from fiscal year 2005 through fiscal year 2007 was approximately 1.6%.

Overhang from Equity Plans at 12.9%. Overhang (granted and outstanding equity awards plus shares reserved for future awards, divided by the sum of total shares outstanding, granted and outstanding equity awards, and shares reserved for future awards) is another measure of equity dilution. The efficient use of equity awards, combined with the substantial exercise of employee stock options due to the significant increase in the Company’s stock price over the past few years, has caused the Company’s overhang to decline from approximately 14.5% at the end of fiscal year 2005 to approximately 12.9% at the end of fiscal year 2007.

Frequency and Size of Equity Awards. The named executive officers typically receive equity awards every two years, rather than every year. This practice is consistent with the long time horizon and lengthy vesting periods of the awards. By making awards less frequently, the Compensation Committee can provide larger grants, which in turn promotes greater retention.

To determine the size of RSU grants, the Compensation Committee first establishes a target compensation value that it wants to deliver to the named executive officers through long-term equity awards. In doing so, the Compensation Committee considers various factors, including the following:

•	the practice of granting equity only every two years;

•	the heavy weight placed on equity in the mix of total compensation;

•	the officer’s experience and performance;

•	the scope, responsibility and business impact of the officer’s position; and

•	the perceived retention value of the total compensation package in light of the competitive environment.

Once the target value has been established, the Compensation Committee determines the number of shares by reference to the current value of the Company’s common stock.

4. The Minor Role of Cash Compensation

Base Salaries. The Compensation Committee believes that base salaries are significantly less important than performance-based bonuses and long-term equity awards in meeting the Company’s compensation objectives. The minor role of salaries as part of total compensation is reflected in the following:

•	the CEO has received an annual base salary of $1 since rejoining the Company in 1997;

•

the fiscal year 2007 average base salary for the other named executive officers was below median among the peer companies shown in the section entitled “Executive Compensation Program Design and Implementation—6. The Role of Peer Groups, Surveys and Benchmarking” below, despite the Company’s significantly greater financial and business success; and

•	base salaries for the named executive officers have not increased since October 2005, except for a promotion-related increase for one officer.

Performance-Based Cash Incentives. The Performance Bonus Plan, which has been approved by the Company’s shareholders, authorizes the Compensation Committee to issue plan-based cash incentive awards to compensate officers for achieving specific financial objectives that are established annually. The Compensation Committee believes that performance-based cash compensation is an important component of executive compensation; however, it represents a small percentage of total compensation because its effectiveness in meeting the Company’s compensation objectives is limited. It is a less significant factor in attracting new executive talent than equity compensation, and it promotes retention only in the short-term—over the performance period. Accordingly, the plan is modestly funded, as reflected by the following:

•	the CEO does not participate in the Performance Bonus Plan;

•	the Company’s target payout of 50% of base salary is significantly lower than peer companies as a group, where median target bonus payouts range from 100% to 160% of base salary; and

•	the maximum payout of 100% for exceptional performance is also lower than peer companies, where 3 times the target range (i.e., 300% to 480% of base salary) is becoming increasingly common.

The Compensation Committee establishes performance goals each year based on revenue and operating income objectives in the Company’s internal business plan. The Compensation Committee has selected these performance goals because they are important indicators of increased shareholder value. These performance goals generally exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. The Company does not publicly disclose specific annual internal revenue or operating income objectives, as its business plan is highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process and would therefore cause competitive harm.

The Compensation Committee next determines the maximum amount of any cash incentive payment denominated as a percentage of base salary. The current payment structure is shown in the payout matrix below. Once the performance goals and payment structure are established, no one has the authority to modify or waive them.

Percentage of Salary Payable As Performance-Based Cash Incentives

	Revenue
Operating Income	Below Objective	Meet Objective	Above Objective
Below Objective	0%	25%	up to 50%
Meet Objective	25%	50%	up to 75%
Above Objective	up to 50%	up to 75%	up to 100%

The performance goals are aggressive. Thus, there is considerable risk that payments will not be made at all or will be made at less than 100%. For the past three years, the performance goals have reflected double-digit growth in both revenue and operating income. In four of the past eight years, the Company did not meet one or both performance goals. This uncertainty ensures that any payments under the plan are truly performance-based, consistent with the plan’s objectives.

At the end of the year, the Compensation Committee determines the amount of the award to be paid to each officer by comparing actual results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual award based on the officer’s overall performance. The plan does not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

5. The Role of Consultants

The Compensation Committee has selected and directly retained the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an executive compensation consulting firm. No member of the Compensation Committee or any named executive officer has any affiliation with F.W. Cook. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate comparison companies and market survey data. F.W. Cook also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for any executives.

6. The Role of Peer Groups, Surveys and Benchmarking

With the assistance of F.W. Cook, the Compensation Committee identified peer companies for fiscal year 2007 that compete with the Company in the labor and capital markets and that follow similar pay models. The Compensation Committee established the two peer groups listed below, one consisting of large technology companies and another consisting of large retailers. The retail peer group is a relevant comparison group for the Senior Vice President, Retail; the technology peer group is relevant for the other four named executive officers.

Technology Companies		Retail Companies
Adobe Systems Amazon.com Applied Materials Cisco Systems Comcast Dell eBay EMC Google Hewlett-Packard	IBM Intel Microsoft Motorola Oracle Qualcomm Sprint Nextel Sun Microsystems Texas Instruments Xerox	The Gymboree Corporation Limited Brands Nike Polo Ralph Lauren Restoration Hardware Sharper Image Target Tiffany & Co. Tween Brands Wal-Mart

The Compensation Committee reviews compensation practices at peer companies (gathered from SEC filings and the Radford High Technology compensation survey) at a high level to ensure that the Company’s total compensation is within a reasonably competitive range. The Compensation Committee, however, does not attempt to set compensation components to meet specific benchmarks, such as salaries “above the median” or equity compensation “at the 75th percentile.” Furthermore, the Compensation Committee believes that excessive reliance on benchmarking is detrimental to shareholder interests because it can result in compensation that is unrelated to the value delivered by the named executive officers.

7. Tax and Accounting Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the shareholders. To qualify as performance-based compensation, the amount of compensation must depend on the officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by the Company or its subsidiaries. Two members of the Compensation Committee, Messrs. Drexler and Gore, qualify as outside directors under the IRS definition. Although Mr. Campbell is an independent director under SEC and NASDAQ governance standards, he does not qualify as an outside director because he was an officer of the Company from 1983 to 1987 and a subsidiary of the Company from 1987 to 1991. For this reason, he does not discuss or vote on any Section 162(m)-related matters.

Salaries for the named executive officers do not qualify as performance-based compensation. The Company’s performance-based cash incentives, however, are exempt from the Section 162(m) limit because they are paid based on predetermined goals established by the Compensation Committee pursuant to the shareholder-approved Performance Bonus Plan. The RSUs do not qualify as performance-based compensation for purposes of Section 162(m) because vesting is based on continued employment rather than specific performance goals. See the section entitled “Executive Compensation Program Design and Implementation—3. The Crucial Role of Long-Term Equity Awards” for an explanation of the Company’s decision not to implement performance-based vesting.

Tax Implications for Officers. Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. Because the Company does not generally provide deferred compensation to the named executive officers, this limitation has no impact on the structure of the compensation program for the officers. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in Section 280G. The named executive officers could receive the amounts shown on the table in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change of control payments, but the Compensation Committee does not consider their potential impact in compensation program design.

Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123R. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

E. Fiscal Year 2007 Compensation Decisions

1. No Equity Grants or Salary Changes

In fiscal year 2007, the Compensation Committee did not grant new equity awards or increase base salaries for the named executive officers. Based on its assessment of the factors discussed above and the Compensation Committee’s belief that the outstanding, unvested equity grants at the beginning of fiscal year 2007 had significant retention value, the Compensation Committee concluded that the compensation packages for the named executive officers were reasonable without additional equity awards. The outstanding equity grants at the end of fiscal year 2007 are shown in the Outstanding Equity Awards at Fiscal Year-End table below. Based on a review of competitive practices and the Compensation Committee’s approach to place less emphasis on cash compensation, the Compensation Committee concluded that the total compensation for the named executive officers was appropriate for fiscal year 2007 without a salary increase.

2. 2007 Performance-Based Cash Incentive Plan Payments

The Company’s fiscal year 2007 performance significantly exceeded the revenue and operating income goals established under the cash incentive plan, so the Compensation Committee, in the exercise of its discretion, approved payouts to the named executive officers at the maximum of 100% of base salary, pursuant to the Percentage of Salary Payable As Performance-Based Cash Incentives chart in the section entitled “Executive Compensation Program Design and Implementation—4. The Minor Role of Cash Compensation” above. The specific payment amounts are shown in the Summary Compensation Table below.

Summary Compensation Table

The following table presents information regarding compensation of each of the Company’s named executive officers for services rendered during fiscal year 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Steven P. Jobs Chief Executive Officer	2007	1	—		—	—	—	—	—		1

Timothy D. Cook Chief Operating Officer	2007	700,014	—		6,943,426	—	700,000	—	13,750	(3)	8,357,190

Peter Oppenheimer Senior Vice President and Chief Financial Officer	2007	600,012	—		4,946,610	—	600,000	—	598,723	(4)	6,745,345

Ronald B. Johnson Senior Vice President, Retail	2007	600,012	—		4,946,610	—	600,000	—	379	(5)	6,147,001

Tony Fadell Senior Vice President, iPod Division	2007	500,009	6,750	(6)	3,705,832	628,628	500,000	—	13,952	(7)	5,355,171

(1)

The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal year 2007

(disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to named executive officers were forfeited during fiscal year 2007. Detailed information about the amount recognized for specific awards is reported in the Outstanding Equity Awards at Fiscal Year-End table below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Stock-Based Compensation.”

(2)	As described in the section entitled “Compensation Discussion and Analysis” above, the named executive officers’ annual bonuses are derived based on the performance of the Company and the individual executive relative to pre-established objectives for the fiscal year. The target and maximum amounts for each named executive officer’s fiscal year 2007 bonus opportunity are reported in the Grants of Plan-Based Awards table below.

(3)	This amount represents the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $13,500 and a tax gross-up in the amount of $250 for an iPhone given by the Company to each of its employees, including the named executive officers, other than Mr. Jobs.

(4)	This amount represents (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $13,500; (ii) a tax gross-up in the amount of $250 for an iPhone given by the Company to each of its employees, including the named executive officers, other than Mr. Jobs; and (iii) reimbursement by the Company of $584,973 for payment of a tax liability under Internal Revenue Code Section 409A.

(5)	This amount represents a tax gross-up in the amount of $379 for an iPhone given by the Company to each of its employees, including the named executive officers, other than Mr. Jobs.

(6)	This amount represents a patent bonus award paid by the Company to Mr. Fadell.

(7)	This amount represents (i) the Company’s contributions to Mr. Fadell’s account under its 401(k) plan in the amount of $13,500; (ii) a tax gross-up in the amount of $379 for an iPhone given by the Company to each of its employees, including the named executive officers, other than Mr. Jobs; and (iii) a tax gross-up in the amount of $73 for an iPod given to him by the Company.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the named executive officers in fiscal year 2007. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of restricted stock units and, in the case of Mr. Fadell, a patent award and stock options received prior to his appointment as an executive of the Company. Named executive officers also earned the other benefits listed in Column (i) of the Summary Compensation Table, as further described in footnotes 3, 4, 5 and 7 to the table. As noted above, the Company does not have employment agreements with any of the named executive officers.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2007, provides information regarding the long-term equity incentives awarded to named executive officers in fiscal year 2007. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the named executive officers for fiscal year 2007.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Steven P. Jobs	—	—	—	—	—	—	—	—	—	—	—
Timothy D. Cook	—	0	350,000	700,000	—	—	—	—	—	—	—
Peter Oppenheimer	—	0	300,000	600,000	—	—	—	—	—	—	—
Ronald B. Johnson	—	0	300,000	600,000	—	—	—	—	—	—	—
Tony Fadell	—	0	250,000	500,000	—	—	—	—	—	—	—

Description of Plan-Based Awards

Each of the “Non-Equity Incentive Plan Awards” reported in the Grants of Plan-Based Awards table was granted under the Company’s Performance Bonus Plan. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis” above. As noted earlier, the Company did not grant equity incentive plan awards to any of its named executive officers during fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by each of the named executive officers as of September 29, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Steven P. Jobs	—	—	—		—	—
Totals		—	—
Timothy D. Cook	—	—	—		—	—
Totals		—	—
Peter Oppenheimer	—	—	—		—	—
Totals		—	—
Ronald B. Johnson	2/14/1999	1,150,000	—		23.72	2/14/2009
	5/21/2002	150,000	—		11.73	5/21/2012

Totals		1,300,000	—
Tony Fadell	2/4/2004	19,312	12,875	(1)	10.90	2/4/2011
	6/1/2004	115,250	56,250	(2)	14.03	6/1/2011
	8/30/2005	24,875	25,000	(3)	46.57	8/30/2012

Totals		159,437	94,125

(1)	The unvested portion of this option award was scheduled to vest in two (2) substantially equal installments on November 4, 2007 and February 4, 2008.

(2)	The unvested portion of this option award was scheduled to vest in three (3) substantially equal installments on December 1, 2007, March 1, 2008 and June 1, 2008.

(3)	The unvested portion of this option award was scheduled to vest in eight (8) substantially equal installments on November 30, 2007 and each successive three (3) month anniversary of November 30, 2007.

Stock Awards

Name (a)	Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
Steven P. Jobs	—	—		—	—	—
Totals		—		—

Timothy D. Cook	3/24/2004	300,000	(2)	46,041,000	—	—
	12/14/2005	300,000	(3)	46,041,000	—	—

Totals		600,000		92,082,000	—	—

Peter Oppenheimer	3/24/2004	250,000	(2)	38,367,500	—	—
	12/14/2005	200,000	(3)	30,694,000	—	—

Totals		450,000		69,061,500	—	—

Ronald B. Johnson	3/24/2004	250,000	(2)	38,367,500	—	—
	12/14/2005	200,000	(3)	30,694,000	—	—

Totals		450,000		69,061,500	—	—

Tony Fadell	8/30/2005	10,000	(4)	1,534,700	—	—
	2/2/2006	200,000	(5)	30,694,000	—	—

Totals		210,000		32,228,700	—	—

(1)	The dollar amounts shown in Column (i) are determined by multiplying (x) the number of shares or units reported in Column (h) by (y) $153.47 (the closing price of the Company’s common stock on September 28, 2007, the last trading day of fiscal year 2007).

(2)	The unvested portion of this restricted stock unit award is scheduled to vest in its entirety on March 24, 2008.

(3)	The unvested portion of this restricted stock unit award is scheduled to vest in its entirety on March 24, 2010.

(4)	The unvested portion of this restricted stock unit award is scheduled to vest in two (2) substantially equal installments on August 30, 2008 and August 30, 2009.

(5)	The unvested portion of this restricted stock unit award is scheduled to vest in two (2) substantially equal installments on March 24, 2008 and March 24, 2010.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during fiscal year 2007, and on the vesting during fiscal year 2007 of other stock awards previously granted to the named executive officers.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Steven P. Jobs	120,000	(2)	14,644,800	—	—
Timothy D. Cook	—		—	—	—
Peter Oppenheimer	—		—	—	—
Ronald B. Johnson	600,000		36,614,020	—	—
Tony Fadell	83,313		5,946,344	5,000	681,250

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s common stock on the vesting date.

(2)	These shares were acquired by Mr. Jobs on August 13, 2007 through an exercise of stock options granted to him under the 1997 Director Stock Option Plan that were to expire on August 14, 2007. Mr. Jobs has not sold any of the shares acquired in that exercise.

Potential Payments Upon Termination or Change in Control

As noted above, the Company does not have employment agreements with any of its named executive officers, nor does the Company maintain any other plans or arrangements that provide for any named executive officer to receive cash severance or other cash payments in connection with a termination of their employment with the Company and/or a change in control of the Company.

Effective for grants made after April 9, 2007, the Company’s 2003 Employee Stock Plan (the “2003 Plan”) was amended to eliminate accelerated vesting of outstanding awards in connection with a change in control of the Company. With respect to awards granted under the 2003 Plan prior to that date, such awards, to the extent then outstanding and unvested, will generally become fully vested and, in the case of options, exercisable upon a change in control of the Company, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of such awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

The award agreements evidencing certain grants of restricted stock units to the Company’s named executive officers prior to January 1, 2005 generally provide that if, in connection with a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive for good reason (as those terms are defined in the applicable award agreement), the restricted stock units that are then outstanding and unvested will vest in full.

The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of stock option and restricted stock unit awards granted to them under the 2003 Plan prior to April 9, 2007 had a change of control of the Company occurred on September 29, 2007, unless the

Compensation Committee had provided for the substitution, assumption, exchange or other continuation of such awards.

Name (a)	Estimated Total Value of Equity Acceleration ($) (b)
Steven P. Jobs	—
Timothy D. Cook	92,082,000
Peter Oppenheimer	69,061,500
Ronald B. Johnson	69,061,500
Tony Fadell	44,580,353

Director Compensation

The following table presents information regarding the compensation paid during fiscal year 2007 to Non-Employee Directors. The compensation paid to Mr. Jobs, the CEO, is presented above in the Summary Compensation Table and the related explanatory tables.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Option Awards ($)(1)(2)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
William V. Campbell	50,000	—	476,200	—	—	4,783	530,983
Millard S. Drexler	50,000	—	378,400	—	—	7,462	435,862
Albert A. Gore, Jr.	50,000	—	300,300	—	—	15,245	365,545
Arthur D. Levinson, Ph.D.	50,000	—	448,000	—	—	7,592	505,592
Eric E. Schmidt, Ph.D.	—	—	—	—	—	—	—
Jerome B. York	50,000	—	476,200	—	—	4,724	530,924

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal year 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Stock-Based Compensation.”

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Non-Employee Directors as of September 29, 2007.

Director	Number of Shares Subject to Outstanding Options as of 9/29/07	Number of Unvested Shares of Restricted Stock as of 9/29/07
William V. Campbell	110,000	—
Millard S. Drexler	190,000	—
Albert A. Gore, Jr.	70,000	—
Arthur D. Levinson, Ph.D.	110,000	—
Eric E. Schmidt, Ph.D.	—	—
Jerome B. York	50,000	—

(3)	As described below, the Company granted each of its Non-Employee Directors (other than Dr. Schmidt) an option to purchase 10,000 shares of the Company’s common stock during fiscal year 2007. These grants were made on the anniversary of the director’s initial election or appointment to the Board and had the following fair values on the applicable grant date: Mr. Campbell, $476,200; Mr. Drexler, $378,400; Mr. Gore, $300,300; Dr. Levinson, $448,000; and Mr. York, $476,200. See footnote (1) for the assumptions used to value these awards.

(4)	The amount reported in column (g) above consists solely of one or more of a limited number of free computer systems and/or additional equipment pursuant to the Board of Directors Equipment Program in effect at the time. Effective fiscal year 2008, Non-Employee Directors are eligible to receive free of charge one of each new product introduced by the Company and are eligible to purchase additional equipment at a discount.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 29, 2007. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Campbell and York and Dr. Levinson. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to shareholders and others, appointing the independent auditor, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and its system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 29, 2007 with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

William V. Campbell	Arthur D. Levinson, Ph.D.	Jerome B. York (Chair)

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring shareholder action. Proposal No. 1 requests the election of eight directors to the Board. Proposal No. 2 requests the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Proposals No. 3 and No. 4 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

The Board has nominated directors Campbell, Drexler, Gore, Jobs, Jung, Levinson, Schmidt and York to be elected to serve for a one-year term and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Campbell, Drexler, Gore, Jobs and York, Ms. Jung and Drs. Levinson and Schmidt.

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, the Company’s independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal year 2008. KPMG LLP has served as the Company’s independent registered public accounting firm since fiscal year 1997. At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire.

Fees Paid To Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, KPMG LLP, during fiscal years 2007 and 2006.

Audit and Non-Audit Fees

	2007	2006
Audit Fees(1)	$7,943,900	$7,912,700
Audit-Related Fees(2)	432,000	28,000
Tax Fees(3)	600,400	820,500
All Other Fees	—	—

Total	$8,976,300	$8,761,200

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings. Fiscal years 2007 and 2006 include fees incurred in connection with the Special Committee of the Board’s investigation into stock option practices.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of audit or review of the Company’s financial statements.

(3)	The 2007 and 2006 tax fees include $581,200 and $728,600, respectively, for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $19,200 and $91,900, respectively, for international tax consulting and planning services. The Company does not engage KPMG LLP to perform personal tax services for its executive officers.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor independence policy also mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. In accordance with this policy, all services to be performed by KPMG LLP were pre-approved by the Audit Committee.

Subsequent to the enactment of the Act, the Audit Committee met with KPMG LLP to further understand the provisions of the Act as it relates to auditor independence. KPMG LLP previously rotated the lead audit partner in fiscal year 2005 in compliance with the Act. KPMG LLP also rotated other partners in 2007 and 2006, and will rotate additional partners as appropriate. The Audit Committee will continue to monitor the activities undertaken by KPMG LLP to comply with the Act.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve this Proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

PROPOSAL NO. 3

Shareholder Proposal Regarding Advisory Vote on Compensation

The Company has been advised that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial owner of approximately 500 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting. The proposal is co-sponsored by the Congregation of Divine Providence, Inc., P.O. Box 37345, San Antonio, Texas 78237, a beneficial owner of approximately 800 shares of the Company’s common stock; the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, a beneficial owner of approximately 130 shares of the Company’s common stock; the Dominican Sisters of Springfield Illinois, Sacred Heart Convent, 1237 West Monroe Street, Springfield, Illinois 62704, a beneficial owner of approximately 90 shares of the Company’s common stock; Mount St. Scholastica, 801 S. 8th Street, Atchison, Kansas 66002, a beneficial owner of approximately 510 shares of the Company’s common stock; the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of approximately 3,406 shares of the Company’s common stock; and the United States Province of Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, D.C. 20017, a beneficial owner of approximately 8,350 shares of the Company’s common stock.

RESOLVED, that shareholders of Apple Inc. (the “Company”) urge the Board of Directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at our Company has not always been structured in ways that best serve shareholders’ interests. For example, The Corporate Library, an authority on corporate governance, has given our Company a grade of “D,” citing “High Concern” for compensation practices.

Moreover, the Company has been criticized for its handling of backdated stock options (The San Francisco Chronicle, 5/3/2007). Though the Company states that CEO Steve Jobs did not benefit from the backdated options, some experts disagree. For example, Graef Crystal, an expert on executive compensation, and Patrick McGurn, executive vice president of Institutional Shareholder Services, both state that Jobs benefited from the backdated options (The Washington Post, 1/11/2007).

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance, 2004.)

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge our Company’s Board to allow shareholders to express their opinion about senior executive compensation at our Company by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view the Company’s senior executive compensation practices, as reported each year, to be in shareholders’ best interests.

The Company’s Statement in Opposition to Proposal No. 3

The Board of Directors recommends a vote AGAINST Proposal No. 3.

The Board recognizes that executive compensation is a high-profile issue in current corporate governance debates and has considered the proposal and the issues associated with shareholder ratification of executive compensation. The Board does not believe that it is in the best interests of the Company’s shareholders to provide for shareholder ratification of executive compensation and recommends a vote against this proposal for the following reasons.

The Compensation Committee of the Board, consisting entirely of independent directors, is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for the Company. This program is discussed in detail in this Proxy Statement in the section entitled “Executive Compensation—Compensation Discussion and Analysis.” The program is designed around various components of compensation, including base salaries, incentive bonuses and equity awards, and the Compensation Committee reviews and approves annually the compensation for all executive officers of the Company. In addition, the Compensation Committee engages an outside consulting firm to help it design compensation packages for executive officers in a manner that will provide appropriate incentives to them while remaining competitive with the Company’s peers. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select incentives, including performance-based alternatives where appropriate, that balance these influences so that the Company can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance.

The Board believes that an advisory resolution would not change the contents of the Company’s disclosures with respect to executive compensation, nor would it have any legal consequence on any compensation arrangement. Rather, adopting this practice could negatively affect shareholder value by creating the impression among the Company’s senior executives that their compensation opportunities could be limited or negatively affected by this practice, while opportunities at the Company’s competitors would not be similarly constrained. The Board is not aware of any of the Company’s peers who have adopted a similar policy, and it is the Board’s understanding that this proposal was defeated by the shareholders at almost all of the companies where it was introduced last year.

An advisory vote would not provide the Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that it could address when considering the Company’s remuneration policies. A ratification vote is a blunt and impractical mechanism when more effective means of communicating concerns to the Compensation Committee are available to shareholders. The Company has corporate governance policies designed to ensure that the Board is responsive to shareholder concerns regarding all issues, including executive compensation issues. Under these policies, any shareholder may communicate directly with the Board if the shareholder disagrees with the Company’s compensation policies.

The Board exercises great care in determining and disclosing executive compensation. The Board does not believe the advisory vote will enhance governance practices or improve communication with shareholders, nor is it in the best interest of the Company’s shareholders. Instead, it may very well constrain the Compensation Committee’s efforts to recruit and retain exceptional senior executives who will focus on the Company’s long-term performance and results.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve this Proposal.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal Regarding Advisory Vote on Compensation.

PROPOSAL NO. 4

Shareholder Proposal to Amend Corporate Bylaws

Establishing a Board Committee on Sustainability

The Company has been advised that Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of approximately 200 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

RESOLVED, Amend Article IV of the bylaws to add a new section as follows:

4.2 Board Committee on Sustainability:

A) There is established a Board Committee on Sustainability. The committee is authorized to address corporate policies, above and beyond matters of legal compliance, in order to ensure our corporation’s sustained viability. The committee shall strive to enhance shareholder value by responding to changing conditions and knowledge of the natural environment, including but not limited to, natural resource limitations, energy use, waste disposal, and climate change.

B) The Board of Directors is authorized in its discretion, consistent with these Bylaws and applicable law to: (1) select the members of the Board Committee on Sustainability, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

C) Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Sustainability shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT

The committee would be authorized to initiate, review, and make policy recommendations regarding the company’s preparation to adapt to changes in marketplace and environmental conditions that may affect the sustainability of our business. Issues related to sustainability might include, but are not limited to: global climate change, political instability, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss.

Adoption of this resolution would help establish our company’s position as an industry leader in this area of increasing concern to investors and policy makers.

The Company’s Statement in Opposition to Proposal No. 4

The Board of Directors recommends a vote AGAINST Proposal No. 4.

The Board appreciates the importance of environmental sustainability and recognizes the Company’s responsibility to minimize the environmental impact of the Company’s operations and products. However, the Board does not believe a dedicated board committee is an effective way for the Company’s practices and goals to continually evolve and improve in response to changing conditions. Instead, the establishment and operation of an additional and redundant committee would distract the Board from its other responsibilities to the Company and its shareholders while adding little value to the Company’s existing commitment to environmental sustainability, as evidenced by the Company’s established policies, practices and procedures described below.

The Board already authorizes and directs Company management to make environmental considerations an integral part of the Company’s business practices. Four areas of particular attention are product and packaging design, responsible manufacturing, energy efficiency and recycling. The Company’s commitment to protecting the environment, health and safety of the Company’s employees, customers and the global communities where the Company operates is expressed not only in the Company’s code of ethics (available at www.apple.com/investor) but also in the Company’s Environmental Health and Safety Policy Statement and the Supplier Code of Conduct, both of which are available at the Company’s environment website at www.apple.com/environment/.

Every year, the Company has set and met important goals to phase out environmentally relevant substances, create recycling programs worldwide and improve energy efficiency. The following examples represent some of the important milestones achieved by the Company in its quest for environmental responsibility:

•

The Company’s products are compliant with the European Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, also known as the RoHS directive. Examples of materials restricted by RoHS include lead, mercury, cadmium, hexavalent chromium, and PBB and PBDE flame retardants. As a result of the Company’s proactive approach to hazardous substances, the Company met many of the RoHS restrictions long before the July 2006 deadline.

•

In 2007, the Company’s global electronic recycling weight increased 110% over the previous year, or the equivalent of 9.5%, by weight, of its sales made seven years ago. The Company has committed to a 10% annual growth rate for its worldwide recycling weight. At this growth rate, by 2010 the Company will be recycling over 30%, by weight, of sales made seven years prior. The Company carefully selects its recycling vendors worldwide and annually audits their environmental performance to ensure that they comply with all applicable laws. Additionally, the Company’s directly contracted recyclers are required to identify all down-stream processes for commodities to help ensure that all recycling is done in a way that is protective of the environment.

•	The Company was the first computer manufacturer to entirely replace CRT displays with LCDs. Since 2001, the Company’s stand-alone displays have consisted only of material-efficient LCDs.

•	Between the first generation and current generation of the iMac, sleep-mode energy usage has decreased 92% thanks to improvements in CPU power management and increased hardware efficiency.

•	The Company’s manufacturing site is certified to the ISO 14001 standard, which helps companies manage environmental impacts in an integrated, systematic way.

•	The current generation iPod nano packaging is 36% lighter and uses 52% less volume than the first generation iPod nano.

Additional milestones demonstrating the Company’s thirty-year track record of delivering environmental excellence at all phases of the product life cycle can be seen at http://www.apple.com/environment/.

In addition to the Company’s Product Environmental Specifications and Materials Safety Data Sheets, which educate customers about specific environmental issues as they relate to the Company’s products and provide important information about the substances contained in certain Company products, the Company has enhanced the communication of its environmental measures to the Company’s stakeholders. In a letter, entitled “A Greener Apple” (available at www.apple.com/hotnews/agreenerapple/), Steve Jobs describes an industry leading program for the removal of toxic chemicals from the Company’s new products and the recycling of the Company’s old products. For example, the Company plans to eliminate the use of polyvinyl chloride (PVC), brominated flame retardants (BFRs), and arsenic in the displays of its products by the end of 2008. The Company intends to provide such updates of the Company’s efforts and accomplishments at least annually.

The existing governance framework has produced a strong commitment to environmental issues and progress that is evident in the Company’s practices and policies. The Board believes that Company management continues to be in the best position to assess and evaluate the operation of the Company’s businesses with respect to environmental sustainability issues. Management consults with the Board when necessary to keep the Board informed of environmental developments to enable the Board to exercise its oversight responsibilities and to receive direction. The Board does not believe a board committee on environmental sustainability is in the best interests of the Company’s shareholders when a need for the additional time and expense required for the establishment and operation of such a board has not been demonstrated. Accordingly, the Board recommends a vote against the resolution.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve this Proposal.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal to Amend Corporate Bylaws Establishing a Board Committee on Sustainability.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the next Annual Meeting must be received no later than September 24, 2008. If the Company changes the date of its Annual Meeting by more than 30 days from the date of the previous year’s Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not later than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Company is not notified of a shareholder proposal by December 8, 2008 (or if the date of the Annual Meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before the Company sends its proxy materials for the current year to shareholders), then the management personnel who have been appointed as proxies by the Board will have the discretion to vote for or against such shareholder proposal, even though such proposal is not discussed in the proxy statement.

SHAREHOLDERS SHARING AN ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company is delivering one copy of this Proxy Statement and the Annual Report to multiple shareholders who share the same mailing address unless the Company has received contrary instructions from an affected shareholder. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards. The Company will promptly deliver upon written or oral request a separate copy of this Proxy Statement and the Annual Report to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of this Proxy Statement or the Annual Report, shareholders may write or call the Company to request a separate copy of these materials from:

Investor Relations

1 Infinite Loop MS 301-4IR

Cupertino, California 95014

(408) 974-3123

Shareholders who would like to revoke householding consent and receive a separate copy of the Company’s annual reports or proxy statements in the future should contact Broadridge either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Within 30 days of receipt of revocation of a shareholder’s consent, the shareholder will be removed from the householding program.

A number of brokerage firms have instituted householding. Shareholders who hold shares in “street name” may contact their bank, broker or other holder of record to request information about householding.

THE BOARD OF DIRECTORS

Dated: January 22, 2008

Directions to the Annual Shareholder Meeting

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound	Take 280 southbound
Take the De Anza Blvd. exit	Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)	Make a right onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue	Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4 (to Apple Town Hall)	Proceed to Building 4 (to Apple Town Hall)

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the enclosed Annual Report on Form 10-K for the fiscal year ended September 29, 2007 in lieu of producing a glossy annual report.

APPLE INC.

Admission Ticket

Apple Inc.

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Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on March 4, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR all the listed nominees.

1. Nominees: For Withhold For Withhold For Withhold

01 - William V. Campbell 02 - Millard S. Drexler 03 - Albert A. Gore, Jr.

04 - Steven P. Jobs 05 - Andrea Jung 06 - Arthur D. Levinson

07 - Eric E. Schmidt 08 - Jerome B. York

B Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposals 3 and 4.

For Against Abstain For Against Abstain

2. To ratify the appointment of KPMG LLP as Apple Inc.’s independent registered public accounting firm for fiscal year 2008.

3. To consider a shareholder proposal entitled “Advisory Vote on Compensation,” if properly presented at the meeting.

4. To consider a shareholder proposal entitled “Amend Corporate Bylaws Establishing a Board Committee on Sustainability,” if properly presented at the meeting.

To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

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<STOCK#> 00TSIH

2008 Annual Meeting of Apple Inc. Shareholders March 4, 2008 at 10:00 a.m. local time at 1 Infinite Loop, Building 4, Cupertino, California 95014

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions:

FROM SAN JOSE:

Take 280 northbound. Take the De Anza Blvd. exit. Make a left onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue.

Enter Infinite Loop Parking Lot at the end of Mariani Avenue. Proceed to Building 4 (to Apple Town Hall).

FROM SAN FRANCISCO:

Take 280 southbound. Take the De Anza Blvd. exit. Make a right onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue. Enter Infinite Loop Parking Lot at the end of Mariani Avenue. Proceed to Building 4 (to Apple Town Hall).

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide you with the enclosed Form 10-K for 2007 in lieu of producing a glossy annual report.

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 4, 2008

The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Tuesday, March 4, 2008 at 10:00 a.m. local time, and hereby appoints Peter Oppenheimer and Daniel Cooperman, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE INTERNET.

If you vote by the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE.

C Non-Voting Items

Change of Address — Please print new address below.

Consent

Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and annual reports issued by Apple Inc. over the Internet.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.